Exhibit 99.1

November 2, 2021	Aaron Musgrave
Senior Director, Investor Relations
856-955-4029
aaron.musgrave@amwater.com

Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com

AMERICAN WATER REPORTS THIRD QUARTER 2021 RESULTS AND AFFIRMS 2021 GUIDANCE RANGE

ANNOUNCES 2022 GUIDANCE, LONG-TERM GROWTH TARGETS, AND CAPITAL INVESTMENT PLANS

•	Third quarter 2021 diluted earnings of $1.53 per share, compared to $1.46 per share in 2020; Year-to-date 2021 diluted earnings of $3.40 per share, compared to $3.11 per share in 2020

•

Quarter and year-to-date results reflect an estimated unfavorable impact of $0.07 per share and $0.04 per share, respectively, from cooler and wetter weather in 2021 compared to 2020; on a weather normalized basis, results increased 10% and 11% for the quarter and year-to-date periods, respectively

•

2021 diluted earnings per share (EPS) guidance range of $4.18 to $4.28 per share affirmed. This guidance range excludes any estimated impact from a closing of the announced sale of Homeowner Services business (HOS) in 2021

•	2022 diluted EPS guidance range of $4.39 to $4.49 established, reflective of continued growth of the Regulated Businesses and announced sale of HOS

•	Long Term EPS compound annual growth rate (CAGR) established at a narrowed range of 7 to 9% for the 2022-2026 period

•	Increased regulated investment over the next 10 years by $6.0 billion to a range of $28-32 billion, reflective of redeployment of Homeowner Services sale proceeds

CAMDEN, N.J., November 2, 2021 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended September 30, 2021, of $1.53 per share, compared to $1.46 per share in 2020. The Company today also established 2022 diluted earnings per share guidance, and announced its long-term EPS growth target, and capital investment plans.

“We continue to deliver solid results with third quarter 2021 earnings in line with our expectations. These results demonstrate that we continue to grow our business through the consistent execution of our strategies,” said Walter Lynch, president and CEO of American Water. “Building on our year-over-year success, we have further strengthened our regulated business and will now deliver even higher quality earnings,” added Lynch. “With our recently announced sale of our Homeowner Services business, we can accelerate on our commitment to build and maintain reliable and resilient water and wastewater infrastructure, continue to put our customers first, and deliver water and wastewater solutions where we create the most value for customers and communities.

Additionally, 100% of our earnings going forward will come from our regulated and regulated-like businesses, providing long term, stable and steady growth.”

Sale of Homeowner Services Group

American Water announced on October 29, 2021, that it has agreed to sell its Homeowner Services Group to funds advised by Apax Partners LLP (“Apax”) in a deal valued at approximately $1.275 billion. Upon closing of the transaction, American Water will receive $480 million in cash and a $720 million secured Seller’s Note bearing a 7% annual interest rate with a five-year term. In addition, the transaction includes a delayed payment to American Water of $75 million if certain milestones are met by December 31, 2023. The structure of the transaction enables initial cash proceeds to be redeployed into the regulated water and wastewater business to fund near-term incremental capital investments, while interest on the Seller’s Note will provide a stream of earnings over the life of the note. Upon maturity, the proceeds from the repayment of the Seller’s Note are expected to be used to fund a continually growing capital investment in the regulated business. American Water will also enter into a revenue sharing agreement that provides for American Water to receive a percentage of revenue generated from previous on-bill billing arrangements with American Water customers. This agreement will also provide an ongoing income stream as Apax continues these relationships. American Water anticipates closing the transaction in the fourth quarter of 2021, subject to the satisfaction or waiver of customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Financial Targets Established for 2022-2026

•	2022 earnings guidance range of $4.39 to $4.49 per share

•	Long-term EPS CAGR narrowed to a range of 7-9% for the 2022-2026 period

•	2022-2026 investment plan of $13-$14 billion and expected $28-$32 billion for the 10-year period of 2022-2031

•	Rate base growth expectation of 8-9%, increased from 7-8%

•	Long-term dividend growth expectation affirmed at the high end of a 7-10% range

•

Long-term plan includes $1.275 billion in expected gross proceeds ($1.0 billion estimated after tax) from the Homeowner Services sale transaction fully redeployed into the regulated capital investment plan and $1.1 billion of public equity issuances to support growth

•	2026 O&M efficiency target of 30.0%

Consolidated Results

For the three months ended September 30, 2021, earnings per share were $1.53, an increase of $0.07 compared to the same period in 2020. This increase was primarily driven by continued growth in the Regulated Businesses from infrastructure investment, acquisitions and organic growth, partially offset by an estimated $0.07 per share impact from weather that was cooler and wetter in the third quarter 2021 compared to the same period in 2020. On a weather normalized basis, third quarter diluted earnings for 2021 and 2020 were $1.54 and $1.40 per share, respectively, an increase of 10%.

For the nine months ended September 30, 2021, earnings per share were $3.40, an increase of $0.29 compared to the same period in 2020. This increase was primarily driven by a $0.34 increase in the Regulated Businesses as earnings growth from infrastructure investment, acquisitions and organic growth, was partially offset by an estimated $0.04 per share impact from cooler and wetter weather in 2021 compared to the same period in 2020. On a weather normalized basis, diluted earnings for 2021 and 2020 year-to-date were $3.38 and $3.05 per share, respectively, an increase of nearly 11%. The consolidated results were also partially offset by lower results from the Homeowner Services Group due to an increase in claims expense in the first half of 2021.

For the first nine months of 2021, the Company made capital investments of approximately $1.3 billion, including $1.2 billion primarily for infrastructure improvements in the Regulated Businesses and $78 million for regulated acquisitions. The Company plans to invest approximately $1.9 billion across its footprint in 2021.

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Regulated Businesses

In the third quarter of 2021, the Regulated Businesses’ net income was $273 million, compared to $261 million for the same period in 2020. Regulated revenue decreased approximately $1 million as increases from additional authorized revenues from infrastructure investments, acquisitions and organic growth were offset by lower demand due to weather compared to the prior year. Excluding revenue reductions for the amortization of excess accumulated deferred income tax (“EADIT”) of $24 million, which is offset with a like amount as lower tax expense, revenue increased $23 million. Results also reflect higher O&M expenses of $3 million to support growth in the Regulated Businesses and increased depreciation of $13 million, mainly related to infrastructure investment growth.

For the first nine months of 2021, the Regulated Businesses net income was $623 million, compared to $561 million for the same period in 2020. Regulated revenue increased approximately $88 million from additional authorized revenues from infrastructure investments, acquisitions and organic growth, partially offset by lower demand due to weather. Excluding agreed to revenue reductions for the amortization of EADIT of $68 million, which is offset with a like amount as lower tax expense, revenue increased $156 million. Results also reflect higher O&M expenses of $51 million to support growth in the Regulated Businesses and increased depreciation of $32 million, mainly related to infrastructure investment growth.

To date, the Company has been authorized additional annualized revenues, excluding agreed to reductions for EADIT, of approximately $120 million from general rate cases, with $100 million effective in 2021 and $20 million effective in 2022. In addition, approximately $53 million of additional annualized revenues from infrastructure surcharges have been authorized and are effective in 2021. The Company has general rate cases in progress in three jurisdictions and filed for infrastructure surcharges in two jurisdictions, reflecting a total annualized revenue request of approximately $77 million.

For the 12-month period ended September 30, 2021, the Company’s adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) was 33.9%, a decrease from 34.2% for the 12-month period ended September 30, 2020. The improvement in this ratio reflects the continued focus on operating costs, as well as an increase in operating revenues for the Regulated Businesses after considering the adjustment for the amortization of the EADIT shown below.

Market-Based Businesses

In the third quarter of 2021, net income for the Market-Based Businesses was $23 million, unchanged from the same period in 2020.

For the first nine months of 2021, net income in the Market-Based Businesses was $59 million, compared to $68 million for the same period in 2020. The decrease was largely the result of increased claims costs in 2021 for the Homeowner Services business from extreme cold weather across the country during the first quarter of 2021, primarily in Texas and Illinois.

Dividends

On October 28, 2021, the Company’s Board of Directors declared a quarterly cash dividend payment of $0.6025 per share, payable on December 1, 2021, to shareholders of record as of November 10, 2021.

2021 Earnings Guidance

The Company affirms its 2021 earnings per share guidance range of $4.18 to $4.28. This guidance range assumes normal weather for the remainder of the year and does not reflect any estimated impact from the sale of HOS, which is expected to close in the fourth quarter of 2021. The Company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly and current reports filed with the Securities and Exchange Commission (“SEC”).

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Non-GAAP Financial Measures

This press release includes a presentation of adjusted regulated O&M efficiency ratio, a “non-GAAP financial measure” under SEC rules, which excludes from its calculation estimated purchased water revenues and purchased water expenses, reductions for the amortization of EADIT, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. These items were excluded from the O&M efficiency ratio calculation as they do not reflect management’s ability to increase the efficiency of the Regulated Businesses. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the Company’s GAAP disclosures and should be considered as an addition to, and not a substitute for, any GAAP measure.

Management evaluates its operating performance using this ratio and believes that this non-GAAP financial measure is useful to the Company’s investors because it directly measures improvement in the operating performance and efficiency of the Company’s Regulated Businesses. The Company’s adjusted regulated O&M efficiency ratio (i) is not an accounting measure that is based on GAAP; (ii) is not based on a standard, objective industry definition or method of calculation; (iii) may not be comparable to other companies’ operating measures; and (iv) should not be used in place of the GAAP information provided elsewhere in this press release.

Set forth in this release is a table that calculates the Company’s adjusted regulated O&M efficiency ratio and reconciles each of the components used to calculate this ratio to the most directly comparable GAAP financial measure. Management is unable to present a reconciliation of adjustments to the components of the forward-looking regulated O&M efficiency ratio without unreasonable effort because management cannot reliably predict the nature, amount or probable significance of all of the adjustments for future periods; however, these adjustments may, individually or in the aggregate, cause the non-GAAP financial measure component of the forward-looking ratio to differ significantly from the most directly comparable GAAP financial measure.

Virtual Investor Day

American Water will host a virtual Investor Day on Wednesday, November 3, 2021, at 9:00 a.m. Eastern Daylight Time. The event will feature presentations by Walter Lynch, President and Chief Executive Officer; Susan Hardwick, Executive Vice President and Chief Financial Officer; and Cheryl Norton, Executive Vice President and Chief Operating Officer. The company will review the results for the third quarter of 2021 and will discuss its vision and strategy for the future, updated long-term financial plan, and the recently announced agreement to sell its Homeowner Services Group. The company will also discuss an increased capital investment program to provide reliable and sustainable water and wastewater services and its ongoing effort to enhance customer experience.

Interested parties may access the video webcast through a link on the Company’s Investor Relations website at ir.amwater.com. Presentation slides that will be used in conjunction with the event will also be made available online on the Company’s Investor Relations. The Company recognizes its Investor Relations website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

Following the event, an archive of the webcast will be available for one year on American Water’s investor relations website at ir.amwater.com/events.

The company’s earnings guidance, capital spending, dividend growth, rate base growth and O&M efficiency forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Cautionary Statement Concerning Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

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About American Water

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The Company employs approximately 7,000 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to over 15 million people in 46 states. More information can be found by visiting amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Throughout this press release, unless the context otherwise requires, references to the “Company” and “American Water” mean American Water Works Company, Inc. and all of its subsidiaries, taken together as a whole.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2021 and 2022 earnings guidance, future capital needs, earnings, rate base and dividend growth projections, the ability to complete the proposed sale of the Homeowner Services Group on a timely basis or at all (including without limitation the ability to obtain required antitrust approval and satisfy closing and other conditions, covenants and deliveries related to the proposed transaction), the accounting, financial and other impacts of the proposed transaction, the ability to achieve the Company’s goals related to the proposed transaction, including with respect to the repayment of the Seller’s note and the redeployment of net proceeds from the proposed transaction, the outcome of pending acquisition activity, the amount and allocation of projected capital expenditures; the Company’s long-term O&M efficiency ratio target, the impacts to the Company of the COVID-19 pandemic health event, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent filings with the SEC, and because of factors such as: the ability to obtain required consents and regulatory and other approvals required to complete, and satisfying other conditions to the closing of, the proposed transaction, including the expiration or termination of the early waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; the amount of proceeds to be received from the proposed sale, due to, among other things, closing and post-closing adjustments to the purchase price as provided in the purchase agreement; unexpected costs, liabilities or delays associated with the contemplated transaction; the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates and regulatory responses to the COVID-19 pandemic; the timeliness and outcome of regulatory commissions’ and other authorities’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, water supply and management, and other decisions; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, impacts of the COVID-19 pandemic, or otherwise; a loss of one or more large industrial or commercial customers due to adverse economic conditions, the COVID-19 pandemic, or other factors; limitations on the availability of the Company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; changes in laws, governmental regulations and policies, including with respect to the environment, health and safety, consumer and data privacy, water quality and water quality accountability, contaminants of emerging concern, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections and changes in federal, state and local executive administrations; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics (including COVID-19) and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations

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or actions; the risks associated with the Company’s aging infrastructure, and its ability to appropriately improve the resiliency of, or maintain and replace, current or future infrastructure and systems, including its technology and other assets, and manage the expansion of its businesses; exposure or infiltration of the Company’s technology and critical infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means; the Company’s ability to obtain permits and other approvals for projects and construction of various water and wastewater facilities; changes in the Company’s capital requirements; the Company’s ability to control operating expenses and to achieve operating efficiencies; the intentional or unintentional actions of a third party, including contamination of the Company’s water supplies or the water provided to its customers; the Company’s ability to obtain adequate and cost-effective supplies of equipment (including personal protective equipment), chemicals, electricity, fuel, water and other raw materials; the Company’s ability to successfully meet growth projections for the Regulated Businesses and the Market-Based Businesses, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to acquiring, closing and successfully integrating regulated operations and market-based businesses, entering into contracts and other agreements with, or otherwise obtaining, new customers or partnerships in the Market-Based Businesses, and realizing anticipated benefits and synergies from new acquisitions; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; cost overruns relating to improvements in or the expansion of the Company’s operations; the Company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the Company’s ability to maintain safe work sites; the Company’s exposure to liabilities related to environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers; changes in general economic, political, business and financial market conditions, including without limitation conditions and collateral consequences associated with the COVID-19 pandemic health event; access to sufficient debt and/or equity capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; the ability to comply with affirmative or negative covenants in the current or future indebtedness of the Company or any of its subsidiaries, or the issuance of new or modified credit ratings or outlooks or other communications by credit rating agencies with respect to the Company or any of its subsidiaries (or any current or future indebtedness thereof), which could increase financing costs or funding requirements and affect the Company’s or its subsidiaries’ ability to issue, repay or redeem debt, pay dividends or make distributions; fluctuations in the value of benefit plan assets and liabilities that could increase the Company’s cost and funding requirements; changes in federal or state general, income and other tax laws, including (i) future significant tax legislation; (ii) further rules, regulations, interpretations and guidance by the U.S. Department of the Treasury and state or local taxing authorities related to the enactment of the Tax Cuts and Jobs Act of 2017; (iii) the availability of, or the Company’s compliance with, the terms of applicable tax credits and tax abatement programs; and (iv) the Company’s ability to utilize its U.S. federal and state income tax net operating loss carryforwards; migration of customers into or out of the Company’s service territories; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the Company’s utility subsidiaries, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the Company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing or future insurance programs and coverages for any losses sustained; the incurrence of impairment charges related to the Company’s goodwill or other assets; labor actions, including work stoppages and strikes; the Company’s ability to retain and attract qualified employees; civil disturbances or unrest, or terrorist threats or acts, or public apprehension about future disturbances, unrest, or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.

These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements American Water makes speak only as of the date of this press release. American Water does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the federal securities laws. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

AWK IR

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Operating revenues	$1,092	$1,079	$2,979	$2,854

Operating expenses:
Operation and maintenance	436	419	1,286	1,193
Depreciation and amortization	161	154	476	451
General taxes	78	73	241	225

Total operating expenses, net	675	646	2,003	1,869

Operating income	417	433	976	985

Other income (expense):
Interest, net	(101)	(99)	(300)	(296)
Non-operating benefit costs, net	20	12	59	37
Other, net	4	6	11	17

Total other (expense) income	(77)	(81)	(230)	(242)

Income before income taxes	340	352	746	743
Provision for income taxes	62	88	128	179

Net income attributable to common shareholders	$278	$264	$618	$564

Basic earnings per share: (a)
Net income attributable to common shareholders	$1.53	$1.46	$3.40	$3.11

Diluted earnings per share: (a)
Net income attributable to common shareholders	$1.53	$1.46	$3.40	$3.11

Weighted-average common shares outstanding:
Basic	182	181	182	181

Diluted	182	182	182	181

(a)	Amounts may not calculate due to rounding.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

	September 30, 2021	December 31, 2020
ASSETS
Property, plant and equipment	$26,877	$25,614
Accumulated depreciation	(6,292)	(5,904)

Property, plant and equipment, net	20,585	19,710

Current assets:
Cash and cash equivalents	70	547
Restricted funds	30	29
Accounts receivable, net of allowance for uncollectible accounts of $76 and $60, respectively	348	321
Unbilled revenues	249	206
Materials and supplies	53	47
Assets held for sale	678	629
Other	162	127

Total current assets	1,590	1,906

Regulatory and other long-term assets:
Regulatory assets	1,128	1,127
Operating lease right-of-use assets	95	95
Goodwill	1,511	1,504
Postretirement benefit assets	175	173
Intangible assets	47	55
Other	202	196

Total regulatory and other long-term assets	3,158	3,150

Total assets	$25,333	$24,766

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

	September 30, 2021	December 31, 2020
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 186,795,975 and 186,466,707 shares issued, respectively)	$2	$2
Paid-in-capital	6,772	6,747
Retained earnings	500	102
Accumulated other comprehensive loss	(45)	(49)
Treasury stock, at cost (5,260,279 and 5,168,215 shares, respectively)	(363)	(348)

Total common shareholders’ equity	6,866	6,454

Long-term debt	10,349	9,329
Redeemable preferred stock at redemption value	3	4

Total long-term debt	10,352	9,333

Total capitalization	17,218	15,787

Current liabilities:
Short-term debt	684	1,282
Current portion of long-term debt	48	329
Accounts payable	175	189
Accrued liabilities	520	591
Accrued taxes	73	50
Accrued interest	103	88
Liabilities related to assets held for sale	78	137
Other	163	215

Total current liabilities	1,844	2,881

Regulatory and other long-term liabilities:
Advances for construction	284	270
Deferred income taxes and investment tax credits	2,285	2,113
Regulatory liabilities	1,660	1,770
Operating lease liabilities	81	81
Accrued pension expense	346	388
Other	180	83

Total regulatory and other long-term liabilities	4,836	4,705

Contributions in aid of construction	1,435	1,393
Commitments and contingencies

Total capitalization and liabilities	$25,333	$24,766

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American Water Works Company, Inc. and Subsidiary Companies

Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In millions

	For the Twelve Months Ended September 30,
(Dollars in millions)	2021	2020
Total operation and maintenance expenses	$1,715	$1,605
Less:
Operation and maintenance expenses—Market-Based Businesses	436	386
Operation and maintenance expenses—Other	(30)	(20)

Total operation and maintenance expenses—Regulated Businesses	1,309	1,239
Less:
Regulated purchased water expenses	154	146
Allocation of non-operation and maintenance expenses	41	34

Adjusted operation and maintenance expenses—Regulated Businesses (i)	$1,114	$1,059

Total operating revenues	$3,902	$3,756
Less:
Operating revenues—Market-Based Businesses	575	536
Operating revenues—Other	(16)	(18)

Total operating revenues—Regulated Businesses	3,343	3,238
Less:
Regulated purchased water revenues (a)	154	146
Revenue reductions for the amortization of EADIT	(93)	—

Adjusted operating revenues—Regulated Businesses (ii)	$3,282	$3,092

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	33.9%	34.2%

(a)	The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

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